Exhibit 99.1

Ditech Communications Announces Sale of Optical Business Unit to JDS Uniphase

Mountain View, California, July 16, 2003 – Ditech Communications Corporation, (Nasdaq: DITC), a leader in the development of voice intelligibility solutions for communications networks, today announced that it has completed the sale of its optical communications business unit to JDS Uniphase. This transaction will enable Ditech to focus on growing its voice business and adds to JDS Uniphase’s abilities to integrate optics, electronics and software in subsystems for optical equipment manufacturers.

Under the terms of the agreement, JDS Uniphase paid approximately $1.6 million in cash at the closing and will make additional payments of up to $4.9 million in cash based on the revenue generated by the acquired business through June 30, 2005.  Pursuant to the terms of the deal, JDS Uniphase is entitled to be reimbursed for any purchased inventory that remains unused at June 30, 2004.

Ditech believes the transaction and related activities noted above will be treated as discontinued operations from an accounting perspective.  Based on this, the company anticipates revenues from the ongoing business in the first quarter fiscal 2004 will be between $10.3 million and $10.6 million, which is up approximately 5% sequentially from the previous quarter.

“The sale of our optical business realizes our goal to concentrate solely on what has traditionally been our greatest source of revenue, our voice business,” said Tim Montgomery, Ditech’s chairman, president and CEO. “Our renewed focus on one business and our continued investment in product development in the voice market gives us the opportunity for growth and the greatest ability to deliver value to our customers and investors.”

Ditech Communications Corporation

Ditech Communications Corporation is a global telecommunications equipment supplier for voice networks.  Ditech’s voice products are high-capacity echo canceller and voice enhancement products that utilize advanced software and digital signal processor (DSP) technology.  This combination of software and hardware allows Ditech to deliver Voice Quality Assurance (VQA), a robust and cost-effective solution for voice enhancement (including noise reduction) and echo cancellation. Ditech (DITC) is listed on the Nasdaq National Market and is headquartered in Mountain View, California (web site: http://www.ditechcom.com).

Forward-Looking Statements

The statements in this press release regarding Ditech’s expected financial results for the first fiscal 2004 is a forward-looking statement. Actual results could differ materially as a result of unanticipated factors and events, including: unanticipated events could cause the actual results to differ substantially from Ditech’s expectations; the risk that Ditech may experience weakening in demand for its voice and echo cancellation products; the risk that Ditech may not obtain the cost savings it anticipates from the disposition of its optical business due to unanticipated events or factors; component supply problems may occur as a result of factors beyond its control, which would delay or prevent Ditech from shipping products; infrastructure demand could continue to weaken or remain flat due to the weakness in the economy or for other unanticipated reasons; the risk that Ditech’s competitors will develop products that compete favorably with Ditech’s products; the risk that Ditech has a limited number of customers, the loss of any one which could cause its revenues to decrease materially; as well as those detailed in the “Future Growth and Operating Results Subject to Risk” section of Ditech’s Form 10-K for the year ended April 30, 2003 (filed July 15, 2003 with the Securities and Exchange Commission).